The American Funds Income Series

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$10,348
Class B	$21
Class C	$135
Class F1	$655
Class F2	$435
Total	$11,594
Class 529-A	$486
Class 529-B	$1
Class 529-C	$27
Class 529-E	$20
Class 529-F1	$48
Class R-1	$8
Class R-2	$84
Class R-2E	$0*
Class R-3	$348
Class R-4	$490
Class R-5	$580
Class R-6	$14,548
Total	$16,640

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.06
Class B	$0.01
Class C	$0.01
Class F1	$0.06
Class F2	$0.07
Class 529-A	$0.05
Class 529-B	$0.01
Class 529-C	$0.01
Class 529-E	$0.03
Class 529-F1	$0.07
Class R-1	$0.01
Class R-2	$0.01
Class R-2E	$0.06
Class R-3	$0.03
Class R-4	$0.06
Class R-5	$0.08
Class R-6	$0.08

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	186,617
Class B	2,129
Class C	18,642
Class F1	10,267
Class F2	7,298
Total	224,953
Class 529-A	9,555
Class 529-B	180
Class 529-C	4,061
Class 529-E	571
Class 529-F1	744
Class R-1	962
Class R-2	10,163
Class R-2E	1
Class R-3	9,915
Class R-4	8,315
Class R-5	7,667
Class R-6	187,597
Total	239,731

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.14
Class B	$14.12
Class C	$14.12
Class F1	$14.14
Class F2	$14.14
Class 529-A	$14.14
Class 529-B	$14.10
Class 529-C	$14.11
Class 529-E	$14.14
Class 529-F1	$14.14
Class R-1	$14.12
Class R-2	$14.12
Class R-2E	$14.15
Class R-3	$14.14
Class R-4	$14.14
Class R-5	$14.14
Class R-6	$14.14

* Amount less than one thousand